EXHIBIT 10.01

August 14, 2008

D. James Bidzos

361 Ridgewood Avenue

Mill Valley, CA 94941

Executive Employment Agreement

Dear Jim:

On behalf of VeriSign, Inc. (“VeriSign” or the “Company”), we are pleased to offer you this Executive Employment Agreement effective June 30, 2008 (the “Effective Date” or “Hire Date”) on the terms set forth below (this “Employment Agreement”).

1. Position. As of the Effective Date, you will serve as Executive Chairman, President, and Chief Executive Officer on an interim basis. You will have overall responsibility for the management of VeriSign and report directly to the Board. You will be expected to devote your full working time and attention to the business of VeriSign, and you will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of VeriSign.

2. Cash Salary. Your annual cash salary will be $900,000 (less such payroll deductions and withholdings as are required by law); payable in bi-weekly installments in accordance with VeriSign’s normal payroll practices (your “Cash Salary”). This annual Cash Salary shall be prorated for 2008 based on your Hire Date and is guaranteed for a six-month period. This annual Cash Salary will cease upon the appointment of a new Chief Executive Officer, but in no event before the expiration of the six-month period.

3. Equity Compensation: Restricted Stock Unit (RSU) Award. In connection with the commencement of your employment, the Compensation Committee of the Board granted to you restricted stock units to acquire 123,915 shares of VeriSign’s common stock (the “RSU Award”). The RSU Award was granted to you on August 4, 2008. The RSU Award shall vest in equal installments on each quarterly anniversary of the date of grant of the RSU Award over a one-year period from the date of grant, regardless of whether your service as interim President and Chief Executive Officer continues for the full extent of the one-year vesting period. Your RSU Award and the issuance of the underlying VeriSign common stock will be subject to the terms and conditions of the VeriSign 2006 Plan and your RSU Award Agreement attached hereto as Exhibit A. VeriSign shall distribute the shares underlying the RSU Award (less applicable deductions and withholdings) to you within 30 days following the date on which such RSU Award vests.

D. James Bidzos

August 14, 2008

4. Other Benefits. You will be eligible to receive all benefits that are offered to VeriSign senior executives, such as medical, dental and vision insurance coverage, subject, of course, to any eligibility requirements imposed by any third-party insurance provider. You will be eligible for Paid Time Off (“PTO”) subject to VeriSign’s PTO policy. New employees currently receive 18 days of paid time off per year in addition to 11 paid holidays per year. VeriSign’s benefits offerings and PTO policy are subject to change.

5. Confidentiality & Assignment of Inventions. You and the Company shall enter into the standard form of Assignment of Inventions, Non-Disclosure & Nonsolicitation Agreement attached hereto as Exhibit B.

6. Company Policies. You agree to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment, including, but not limited to, the VeriSign Code of Ethics & Business Conduct and the VeriSign Securities Trading Policy.

7. Miscellaneous.

a.	Absence of Conflicts. You represent that as of the Effective Date your performance of your duties under this Employment Agreement will not breach any other agreement as to which you are a party.

b.	Successors. This Employment Agreement is binding on and may be enforced by VeriSign and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to VeriSign of substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of VeriSign’s obligations under this Employment Agreement.

c.	Amendment; Waiver. No provision of this Employment Agreement will be modified or waived except in writing signed by you and an officer of VeriSign duly authorized by its Board. No waiver by either party of any breach of this Employment Agreement by the other party will be considered a waiver of any other breach of this Employment Agreement.

d.	Entire Agreement. This Employment Agreement represents the entire agreement between us concerning the subject matter of your employment by VeriSign.

e.	Governing Law. This Employment Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions. Any claim, dispute or controversy arising out of this Employment Agreement, the interpretation, validity or enforceability of this Employment Agreement or the alleged breach thereof shall be subject to the exclusive jurisdiction of the state and federal courts in Santa Clara County California.

D. James Bidzos

August 14, 2008

f.	Withholding Taxes; Section 409A. All payments made under this Employment Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. Notwithstanding any provision to the contrary, to the extent (i) any payments to which you become entitled under this Employment Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company; (ii) the date of your disability (as defined in the Code); or (iii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

This offer is contingent upon your signing the Company’s Confidentiality Agreements included with this offer and upon successful clearance of your background check. To the extent permitted by applicable law, such background checks may include, among other things, an investigation of your educational background, previous employment, previous addresses, department of motor vehicle records, a criminal records check, a check of sex-offender watch lists, a credit check, a social security check, drug testing, finger printing, and an investigation to determine whether you have been “statutorily disqualified,” as such term is defined in section 3(a)(39) of the Securities Exchange Act of 1934 (as amended). From time to time, you may be required to redo the background check, such as if required by a customer for legitimate business reasons. This offer is also contingent upon your providing evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service. This offer is for employment on an at-will basis, which means that this relationship can be terminated at any time by either party either with or without cause and with or without notice.

D. James Bidzos

August 14, 2008

Jim, we are very pleased to extend this Employment Agreement to you. Please indicate your acceptance of the terms of this Employment Agreement by signing in the place indicated below.

Very truly yours,

/s/ Anne Marie Law
Anne Marie Law Senior Vice President, Global Human Resources

Accepted and Agreed:

/s/ D. James Bidzos
D. James Bidzos

Date: August 20, 2008

D. James Bidzos

August 14, 2008

No. U1007353

VERISIGN, INC.

2006 EQUITY INCENTIVE PLAN

EMPLOYEE RESTRICTED STOCK UNIT AGREEMENT

The Board of Directors of VeriSign, Inc. has approved a grant to you (the “Participant” named below) Restricted Stock Units (“RSUs”) pursuant to the VeriSign, Inc. 2006 Equity Incentive Plan (the “Plan”), as described below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Participant:
D. James Bidzos

Number of RSUs:
123,915

Date of Grant:
August 4, 2008

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date.

Vesting Schedule:
The RSUs will vest as follows:

(a). 25% on the later to occur of (i) the first quarterly anniversary of the Date of Grant; (ii) the date next following the Date of Grant on which such Shares may be issued from the Plan in compliance with the requirements for use of the Form S-8 Registration Statement pursuant to which the Plan and such Shares have been registered with the SEC; and (iii) the date next following the Date of Grant on which the Company’s common stock is listed on a “national securities exchange” (as defined in Sec. 6 of the Exchange Act); and (iv) if applicable, the date of certification of achievement of the applicable Performance Factors by the Committee.

(b). 25% on the later to occur of (i) the second quarterly anniversary of the Date of Grant; (ii) the date next following the Date of Grant on which such Shares may be issued from the Plan in compliance with the requirements for use of the Form S-8 Registration Statement pursuant to which the Plan and such Shares have been registered with the SEC; and (iii) the date next following the Date of Grant on which the Company’s common stock is listed on a “national securities exchange” (as defined in Sec. 6 of the Exchange Act); and (iv) if applicable, the date of certification of achievement of the applicable Performance Factors by the Committee.

D. James Bidzos

August 14, 2008

(c). 25% on the later to occur of (i) the third quarterly anniversary of the Date of Grant; (ii) the date next following the Date of Grant on which such Shares may be issued from the Plan in compliance with the requirements for use of the Form S-8 Registration Statement pursuant to which the Plan and such Shares have been registered with the SEC; and (iii) the date next following the Date of Grant on which the Company’s common stock is listed on a “national securities exchange” (as defined in Sec. 6 of the Exchange Act); and (iv) if applicable, the date of certification of achievement of the applicable Performance Factors by the Committee.

(d). 25% on the later to occur of (i) the first anniversary of the Date of Grant; (ii) the date next following the Date of Grant on which such Shares may be issued from the Plan in compliance with the requirements for use of the Form S-8 Registration Statement pursuant to which the Plan and such Shares have been registered with the SEC; and (iii) the date next following the Date of Grant on which the Company’s common stock is listed on a “national securities exchange” (as defined in Sec. 6 of the Exchange Act); and (iv) if applicable, the date of certification of achievement of the applicable Performance Factors by the Committee.

D. James Bidzos

August 14, 2008

1. Settlement. Settlement of vested RSUs shall be made within 30 days following the applicable date of vesting under the above vesting schedule (provided that if at the time of settlement Participant is a “specified employee” of the Company under Section 409A, and settlement would be treated as a payment made on separation of service, then if required to avoid the taxes imposed by Section 409A settlement shall be delayed by six (6) months or such other period of time as is then required to avoid such taxes). Settlement of vested RSUs shall be in Shares; provided, that, pursuant to Section 7, if Shares may not be withheld as a result of foreign tax law, an appropriate number of RSUs may or may not be automatically settled in cash, depending upon the taxable jurisdiction. In addition, if determined by the Committee in its discretion at the time of payment, RSUs may also be settled in cash or some combination of cash and Shares. The Participant shall pay to the Company the aggregate par value of the Shares issued prior to their issuance (par value being $0.001 per Share) with such payment deemed to have been made for each Share, by Participant’s services from the Date of Grant to the first applicable vesting date. Participant agrees that, if necessary due to applicable law, Participant shall pay to the Company each affected Share’s par value by making appropriate payroll deductions from funds due the Participant.

2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, the Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to vote such Shares, subject to the terms, conditions and restrictions described in the Plan and herein.

3. Dividend Equivalents. Any dividends paid in cash on Shares of the Company shall be credited to the Participant as additional RSUs as if the RSUs previously held by the Participant were outstanding Shares (in such number as determined by the Committee), as follows: such credit shall be made in whole and/or fractional RSUs and shall be based on the Fair Market Value of the Shares on the date of payment of such dividend. All such additional RSUs shall be subject to the same vesting requirements applicable to the RSUs in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the vested RSUs to which they are related.

4. No Transfer. The RSUs and any interest therein: (i) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, and (ii) shall, if the Participant’s continuous employment with the Company or any of its affiliates shall terminate for any reason (except as otherwise provided in the Plan or herein), be forfeited to the Company forthwith, and all the rights of the Participant to such RSUs shall immediately terminate.

D. James Bidzos

August 14, 2008

5. Termination. In the event of Termination by the Company or the Participant, the Committee shall settle, in Shares, the value of any vested RSUs (based on the then Fair Market Value of Shares deemed allocated to such vested RSUs on the date of such Termination) as soon as practicable thereafter. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

6. Acknowledgement. The Company and the Participant agree that the RSUs are granted under and governed by this Restricted Stock Unit Agreement and by the provisions of the Plan (incorporated herein by reference). The Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that the Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan. In the event that upon the 30th day after the Date of Grant, the Participant has not refused the RSUs by notice to the Company pursuant to Section 11 hereof, the Participant shall be deemed to have accepted the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan.

7. Tax Consequences. The Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith and that the Company recommends that Participant should consult a tax adviser prior to such settlement or disposition. In particular, Participant must make arrangements, satisfactory to the Company, for satisfaction of any applicable foreign, federal, state or local income tax withholding requirements or social security requirements related to the grant of the RSUs or Participant’s receipt of Shares in settlement thereof, including, in either case, any dividend paid in respect thereof. In the event settlement of the RSUs is made in Shares, the Company will satisfy the minimum statutory withholding tax obligation by withholding a certain number of Shares otherwise deliverable from the total number of Shares deliverable to the Participant upon settlement unless Shares may not be withheld as a result of foreign tax law (in which case an appropriate number of RSUs may or may not be automatically settled in cash, depending upon the taxable jurisdiction). In the event that any RSUs are settled in cash, or Shares may not be withheld as a result of foreign tax law, the Participant hereby authorizes the Company to withhold the required minimum amount from Participant’s other sources of compensation from the Company or any Parent or Subsidiary.

8. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

9. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

10. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

D. James Bidzos

August 14, 2008

11. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing (including email) and addressed to Participant at the participant’s Company email address, the address of record or to such other address as Participant may designate in writing from time to time to the Company or may be posted on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), (iii) one (1) business day after transmission by fax or telecopier, (iv) upon receipt if sent by the Company to the Participant’s email address at the Company, or (v) upon posting on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com.

12. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

13. Headings. The captions and headings of this Agreement are included for ease of reference only and are to be disregarded in interpreting or construing this Agreement.

14. Entire Agreement. The Plan and this Restricted Stock Unit Agreement for these RSUs constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

Please sign your name in the space provided below on this Restricted Stock Unit Agreement and return an executed copy to: Stock Administration, Attn: Linda Hart, VeriSign, Inc., 487 East Middlefield Road, Mountain View, CA 94043.

VERISIGN, INC.	PARTICIPANT

By:
Signature
Its:

D. James Bidzos

August 14, 2008

EXHIBIT B

ASSIGNMENT OF INVENTION,

NONDISCLOSURE AND NONSOLICITATION AGREEMENT

IN CONSIDERATION OF the value of my employment and/or continued employment with VeriSign, Inc. (hereinafter referred to collectively with its subsidiaries and affiliated entities as “VERISIGN”), the unique training and experience afforded to me at VERISIGN’s expense, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VERISIGN and I agree to this ASSIGNMENT OF INVENTION, NONDISCLOSURE AND NONSOLICITATION AGREEMENT (“Agreement”) as follows:

1.	PROPRIETARY INFORMATION OF VERISIGN IS NOT TO BE DISCLOSED.

(a)	I agree that all information, whether or not in writing, of a private, secret or confidential nature concerning VERISIGN’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of VERISIGN. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, algorithms, devices, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of VERISIGN.

(b)	I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which shall come into my custody or possession, shall be and are the exclusive property of VERISIGN to be used by me only in the performance of my duties for VERISIGN and shall not be removed from VERISIGN’s premises under any circumstances without prior written authorization. All such materials or copies thereof and all tangible property of VERISIGN in my custody or possession shall be delivered to VERISIGN, upon the earlier of (i) a request by VERISIGN or (ii) termination of my employment. After such delivery, I shall not retain any such materials or copies thereof or any such tangible property.

(c)	I recognize, acknowledge and agree that during my employment and following the termination of that employment, whether voluntary or involuntary, whether with or without cause, and whether with or without notice, I will not, on my own behalf or as a partner, officer, director, employee, agent, administrator, teacher, trainer, advisor or consultant of any other person or entity, directly or indirectly, disclose Proprietary Information to any person or entity other than agents of VERISIGN, and I will not use or aid others in obtaining or using any such Proprietary Information without the express written permission of the Chief Executive Officer of VERISIGN or his/her designee. I agree that my obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and my obligation to return all materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of VERISIGN or suppliers to VERISIGN or other third parties who may have disclosed or entrusted the same to VERISIGN or to me.

D. James Bidzos

August 14, 2008

(d)	The obligations of this Section 1 will survive the termination of my employment unless and until such Proprietary Information becomes public knowledge and becomes matter in the public domain through no act or omission by me.

2.	INVENTIONS AND DEVELOPMENTS ARE PROPERTY OF VERISIGN.

(a)	If I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, method, process, software program, work of authorship, documentation, formula, algorithm, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (herein called “Developments”) at any time or times during my employment (whether during or after business hours and whether on or off VERISIGN’s premises) or thereafter, which Developments are developed or made from knowledge gained from such employment that (i) relates to the business of VERISIGN or any customer of or supplier to VERISIGN in connection with such customer’s or supplier’s activities with VERISIGN or any of the products or services being developed, manufactured or sold by VERISIGN or which may be used in relation therewith, (ii) results from tasks assigned to me by VERISIGN or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by VERISIGN, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of VERISIGN and its assigns, as works made for hire to the extent permitted by law, or otherwise, and I shall promptly disclose to VERISIGN (or any persons designated by it) each such Development and, as may be necessary to ensure VERISIGN’s ownership of such Developments, I hereby assign any and all rights, title and interest (including, but not limited to, any copyrights and trademarks) in and to the Developments and benefits and/or rights resulting therefrom to VERISIGN and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to VERISIGN. I hereby waive and agree to waive any and all moral rights or similar that I may have in any Developments.

(b)	I shall keep complete notes, data and records of Developments in the manner and form requested by VERISIGN. I will, during my employment and at any time thereafter, at the request and cost of VERISIGN, promptly sign, execute, make and do all such deeds, documents, acts and things as VERISIGN and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of VERISIGN alone (unless VERISIGN otherwise directs) letters patent, copyright, trademark or other analogous protection in any country throughout the world and when so obtained or vested to renew, maintain or restore the same; and (ii) to defend in any judicial, opposition, interference, or other proceedings in respect of such applications and any judicial, opposition, interference or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection; and (iii) to waive any and all moral rights or similar that I may have in any Developments. VERISIGN is under no obligation to procure or protect Developments.

D. James Bidzos

August 14, 2008

(c)	To the extent I may have incorporated any of my pre-existing materials in the Developments, I hereby grant to VERISIGN the irrevocable, perpetual, non-exclusive, worldwide, royalty-free license to use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon, such pre-existing materials, and to authorize others to do any or all of the foregoing.

(d)	Listed below are titles and identifications of reserved works, if any, that I have previously made, conceived, created, discovered, invented or reduced to practice, and that are expressly excluded from Developments.

3.	I AM NOT BOUND BY OTHER AGREEMENTS.

I hereby represent and warrant that, (i) except as I have disclosed in writing to VERISIGN, I am not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party; (ii) to the best of my knowledge, my performance of all the terms of this Agreement and as an employee of VERISIGN does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with VERISIGN, and I will not knowingly disclose to VERISIGN or induce VERISIGN to use any confidential or proprietary information or material belonging to any previous employer or others; (iii) I have the full right and authority to perform my obligations and grant the rights and licenses granted herein, and I have neither assigned nor otherwise entered into an agreement that would conflict with my obligations under this Agreement. I covenant and agree that I shall not enter into any such agreement.

4.	I WILL ADHERE TO GOVERNMENT OR OTHER THIRD PARTY OBLIGATIONS.

I acknowledge that VERISIGN from time to time may have agreements with other persons or entities or with the United States Government, or agencies thereof, which impose obligations or restrictions on VERISIGN regarding inventions made during the course of work under such agreements or regarding the sensitive nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of VERISIGN under such agreements.

5.	I AM AN EMPLOYEE AT-WILL.

I understand and agree that my employment with VERISIGN is not for any definite period of time and that nothing provided for in this Agreement in any way creates an express or implied contract of employment or warranty of any benefits. I further understand that any and all of the rules, policies, wages and benefits referred to in any employee handbook or manual may be unilaterally amended, modified, reduced or discontinued at any time by VERISIGN, in its judgment and discretion. I also agree that either VERISIGN or I can terminate my employment at any time, with or without cause and with or without notice. I understand and agree that no agreement for employment for any specified period of time or contrary in any way to the foregoing is valid unless made in writing and signed by the Chief Executive Officer of VERISIGN or his/her designee.

D. James Bidzos

August 14, 2008

6.	I WILL NOT SOLICIT VERISIGN’S EMPLOYEES.

During the period of my employment, and for a period of one (1) year after the termination or expiration thereof, and without limiting the applicability of any other provisions of this Agreement that are intended to operate after such termination or expiration, I recognize, acknowledge and agree that I will not, directly or indirectly (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), either on my own behalf or as an owner, shareholder, partner, member, participant, officer, director, employee, agent, representative, advisor or consultant of any other individual, entity or enterprise, do or attempt to do any of the following:

(a)	solicit, encourage or induce any current or prospective clients, customers, suppliers, vendors or contractors of VERISIGN to terminate or adversely modify any business relationship with VERISIGN or not to proceed with, enter into, renew or continue any business relationship with VERISIGN, or otherwise interfere with any business relationship between VERISIGN and any such person; or

(b)	solicit, encourage or induce any officer, director, employee, agent, partner, consultant or independent contractor of VERISIGN to terminate any employment or relationship with VERISIGN, employ or engage any such person, or otherwise interfere with or disrupt VERISIGN’s relationship with any such person.

7.	I WILL NOT ENGAGE IN CONFLICTS OF INTEREST.

I recognize, acknowledge and agree to comply with all rules and policies of VERISIGN, including but not limited to those relating to conflicts of interest, and without limiting the generality of the foregoing:

(a)	I will promptly notify VERISIGN of any conflicts of interest or gifts or offers of gifts or remuneration from clients, consultants, customers, suppliers, partners, officers, agents, directors, employees, vendors, contractors or others doing or seeking to do business with VERISIGN, and will not accept such gifts or remuneration; and

(b)	I will promptly inform VERISIGN of any business opportunities coming to my attention that relate to the existing or prospective business of VERISIGN and will not participate in any such opportunities without the prior written consent of VERISIGN.

8.	MISCELLANEOUS.

(a)

This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be excessively broad as to scope, activity, geography, time-period, subject, or otherwise so as to be invalid or unenforceable, I agree that, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the maximum degree necessary to render it valid and enforceable without affecting the rest of this Agreement, and, if such reduction or

D. James Bidzos

August 14, 2008

modification is not allowed by law, the parties shall promptly agree in writing to a provision to be substituted therefore which will have an effect as close as possible to the invalid or unenforceable provision that is consistent with applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

(b)	The failure of VERISIGN to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive VERISIGN of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach. No waiver of a right under any provision of this Agreement shall be binding on VERISIGN unless made in writing and signed by the Chief Executive Officer of VERISIGN or his/her designee.

(c)	The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of VERISIGN and are considered by me to be reasonable for such purpose. I recognize, acknowledge and agree that any breach by me of any of the provisions contained in this Agreement will cause VERISIGN immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of a breach of any of the provisions of this Agreement by me, in addition to any other remedies it may have at law or in equity, VERISIGN shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief, and VERISIGN is entitled to recover from me the costs and attorneys’ fees it incurs to recover under this Agreement. This provision is not a waiver of any other rights which VERISIGN may have under this Agreement, including the right to recover money damages.

(d)	This Agreement shall be binding upon me and my heirs, successors, assigns, and personal representatives, and will inure to the benefit of VERISIGN, its affiliates, successors and its assigns, that this Agreement is personal to me, and that I may not assign any rights or duties under this Agreement.

(e)	This Agreement contains the entire agreement between me and VERISIGN with respect to the subject matter herein and supersedes all prior agreements, written or oral, between me and VERISIGN relating to the subject matter of this Agreement. All previous discussions, promises, representations, and understandings relating to the topics herein discussed are hereby merged into this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Chief Executive Officer of VERISIGN or his/her designee. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein, and this Agreement has not been executed in reliance upon any representation or promise except those recited herein. I agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(f)	I expressly consent to be bound by the provisions of this Agreement for the benefit of VERISIGN or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

D. James Bidzos

August 14, 2008

(g)	This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Virginia, except for provision 8(h). The headings herein are for convenience only and do not limit or restrict the meaning or interpretation of the text of this Agreement.

(h)	Notice to California Employees. Section 2870, subsection (a), of the California Labor Code provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTAND ALL OF ITS TERMS AND CONDITIONS, THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH ANYONE OF MY CHOICE REGARDING THIS AGREEMENT, THAT I AM ENTERING INTO THIS AGREEMENT OF MY OWN FREE WILL, WITHOUT COERCION FROM ANY SOURCE, AND THAT I AGREE TO ABIDE BY ALL OF THE TERMS AND CONDITIONS HEREIN CONTAINED.

D. James Bidzos

Date:

D. James Bidzos

August 14, 2008

RESERVED INVENTIONS OR WORKS AUTHORED PRIOR TO EMPLOYMENT

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